FOLEY & LARDNER

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                                                            CLIENT/MATTER NUMBER
                                                                     042326/0101


                                 August 13, 2001



State Financial Services Corporation
10708 W. Janesville Road
Hales Corners, Wisconsin  53130

      Re:   State Financial Services Corporation: Liberty Bank 1994 Option Plan

Ladies and Gentlemen:

      We have acted as counsel for State Financial Services Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 23,030 shares of the Company's Common Stock, $.10 par value (the "Common Stock"), and the associated preferred share purchase rights (the "Rights"), which may be issued pursuant to the Liberty Bank 1994 Option Plan (the "Plan"). The terms of the Rights issuable under the Plan are set forth in that certain Rights Agreement (the "Rights Agreement") between State Financial Services Corporation and Firstar Bank, N.A. dated July 27, 1999.

      In connection with our opinion as set forth below, we have examined: (a) the Plan; (b) signed copies of the Registration Statement; (c) the Company's Amended and Restated Articles of Incorporation and By-laws, as amended to date;
(d) the Rights Agreement; (e) resolutions of the Company's Board of Directors relating to the Plan and the issuance of shares of Common Stock and Rights thereunder; and (f) such other documents and records as we have deemed necessary to enable us to render this opinion.

Foley & Lardner
State Financial Services Corporation
August 13, 2001
Page 2


      Based on the foregoing, we are of the opinion that:

      1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

      2. The shares of Common Stock, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be legally issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except for debts owing to employees of the Company for services performed, but not exceeding six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and as such section and its predecessors have been judicially interpreted.

      3. The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

      Ulice Payne, Jr., a partner in the law firm of Foley & Lardner, is a director of the Company.

      We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.


                                                     Very truly yours,

                                                     /s/ Foley & Lardner


                                                     FOLEY & LARDNER